Exhibit 99.1
For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
A.C. Moore Reports First Quarter Fiscal 2010 Financial Results
Berlin, New Jersey, May 6, 2010 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the first quarter ended April 3, 2010.
Sales for the first quarter of 2010 were $105.4 million, a decrease of 3.0% compared to sales of $108.6 million during the first quarter of 2009. This decline was primarily due to a decrease in comparable store sales of 4.7% partially offset by the operation of four additional stores compared to the first quarter of last year. Net loss for the quarter was $7.6 million, or $0.31 per share, compared to a net loss of $4.3 million, or $0.21 per share in the first quarter of last year. First quarter 2010 results include costs of $0.03 per share for severance benefits related to the retirement of our Chief Executive Officer. First quarter 2009 results include costs of $0.02 per share for the termination of an interest rate swap.
Joseph A. Jeffries, Acting Chief Executive Officer, stated, “Although not an acceptable performance, our operating results were in line with our expectations. We look forward to our introduction of several new merchandise offerings, as well as the conversion of a significant portion of our older store population to the Nevada class model this year.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Thursday, May 6, 2010 to discuss first quarter 2010 results. To participate in the conference call, please dial 888-523-1227 and provide the operator with passcode #9854058. If you are unable to access the live call, please dial 888-203-1112 and enter #9854058 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Thursday, May 6, 2010 and will remain available until Thursday, May, 20, 2010 at 11:59 p.m. ET.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 136 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	April 3,	April 4,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$31,929	$53,305
Inventories	121,985	112,884
Prepaid expenses and other current assets	11,955	13,518

	165,869	179,707

Property and equipment, net	80,679	92,060
Other assets	1,989	3,073

	$248,537	$274,840

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$19,000
Trade accounts payable	29,461	40,800
Other current liabilities	27,346	22,780

	75,807	82,580

Non-current liabilities:
Deferred and other tax liabilities	2,993	4,024
Accrued lease liability	16,789	17,693

	19,782	21,717

	95,589	104,297

Shareholders’ equity	152,948	170,543

	$248,537	$274,840

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended
	April 3,	April 4,
	2010	2009

Net sales	$105,369	$108,647
Cost of sales (including buying and distribution costs)	59,901	62,100

Gross margin	45,468	46,547
Selling, general and administrative expenses	52,667	49,833
Store pre-opening and closing expenses	113	398

Loss from operations	(7,312)	(3,684)
Net interest expense	227	598

Loss before income taxes	(7,539)	(4,282)
Provision for income taxes	24	26

Net loss	$(7,563)	$(4,308)

Basic net loss per share	$(0.31)	$(0.21)

Diluted net loss per share	$(0.31)	$(0.21)

Basic weighted average shares outstanding	24,342,205	20,304,616

Diluted weighted average shares outstanding	24,342,205	20,304,616

For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern, Chief Financial Officer
(856) 768-4943